EXHIBIT 10.34

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is entered into by and between Memcine Pharmaceuticals, Inc. (“Memcine”), Spotlight Innovation Inc. (“Spotlight”), the University of Iowa Research Foundation (“UIRF”) and Tony Vanden Bush (“Founder”) as of October 12, 2016 (“Effective Date”).

WHEREAS, Founder is the inventor and founder of Memcine, a company formed for the purpose of continuing the research and commercialization of its non-invasive vaccination delivery system; and

WHEREAS, Spotlight and Memcine entered into that certain Securities Purchase Agreement dated June, 2015 (the “Investment Agreement”), whereby Spotlight was issued common stock of Memcine, representing approximately 82% of the outstanding equity interests of Memcine in exchange for Spotlight providing certain financing and other support for Memcine’s operations; and

WHEREAS, Spotlight, Founder and UIRF entered into that certain Shareholders Agreement on or about May 29, 2015, and subsequently amended on or about August 20, 2015 (collectively referred to as the “Shareholders Agreement”); and

WHEREAS, since entering into the Investment Agreement and Shareholders Agreement, and conducting further research regarding Memcine’s technology, Spotlight has determined that Spotlight cannot and will not be able to provide the needed resources and services to effectively commercialize Memcine’s technology; and

WHEREAS, Founder and UIRF holds all of the remaining outstanding equity interests of Memcine and desire to continue to work towards finding a strategic partner to help him develop and commercialize Memcine’s technology; and

WHEREAS, the parties desire to terminate the relationship between them so that both parties may effectively move forward and pursue their independent interests, on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Transfer/Termination of Stock; Surrender of Rights. On the Effective Date, in consideration of the promises and agreements contained herein, in addition to the commitments contained in Section 2 below, Spotlight hereby terminates all of its right, title, and interest in any stock or other equity interests that it holds of Memcine. To the extent that Spotlight holds any right to acquire any stock or other equity interests in Memcine, it hereby completely surrenders and forfeits such rights. On the Effective Date Spotlight shall no longer be deemed a party to the Shareholders Agreement.

2. Additional Commitments of Spotlight. In addition to the obligations in Section 1, Spotlight agrees to the following:

(a) Payment of Davis Brown Legal Fees. Spotlight agrees to pay directly to the Davis Brown Law Firm those certain accrued legal fees and costs owed by Memcine up through the Effective Date, not to exceed $65,000. Such amounts will be paid within 90 days, or in such other period as may be mutually agreed by Spotlight and the Davis Brown Law Firm.

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(b) Payment to UIRF for Certain Post-License Patent Costs. Spotlight will assume and agrees to pay on Memcine’s behalf $49,139.28 to UIRF for patent costs incurred by UIRF after execution of its license agreement with Memcine, as set forth on Exhibit A. Such amount shall be paid in immediately available funds on the Effective Date.

(c) Payment to Memcine. Spotlight will pay to Memcine the following amounts: (i) $2000 on the Effective Date, (ii) $4000 on November 1, 2016, and (iii) $4000 on December 1, 2016.

3. Resignation as Directors and Officers. As of the Effective Date, Cristopher Grunewald and John Krohn hereby resign from the board of directors of Memcine and all positions as officers, employees, contractors, or other representatives of Memcine. Neither such resignation, nor the release set forth in Section 4 shall waive or release any indemnification obligation that Memcine may have under its organizational documents or applicable law related to such individuals service as directors, officers, employees, contractors, or other representatives of Memcine.

4. Mutual Release. Memcine, UIRF, and Founder hereby release and discharge Spotlight, together with its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys' fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, which such parties have, or may have had, against Spotlight, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the Investment Agreement, Shareholders Agreement, and/or any other related transactions between and among such parties and Spotlight.

Spotlight hereby releases and discharges Memcine, UIRF, and Founder, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys' fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, which Spotlight has, or may have had, against Memcine, UIRF, and Founder, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the Investment Agreement, Shareholders Agreement, and/or any other related transactions between and among Spotlight, Memcine, UIRF, and Founder.

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This Agreement resolves any claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs and attorneys' fees related to or arising from the Investment Agreement, Shareholders Agreement, and/or any other related matter between the parties.

The parties acknowledge that (a) the consideration set forth in this Agreement is in full settlement of all claims or losses of whatsoever kind or character that they have, or may ever have had, against the other party, as broadly described above, and (b) by signing this Agreement and accepting the consideration provided herein and the benefits of it, they are giving up forever any right to seek further monetary or other relief from the other party, as broadly described above, for any acts or omissions up to and including the Effective Date.

The parties agree that except for the obligations set forth in this Agreement, after the Effective Date there shall be no further obligations or liabilities between the parties.

5. No Admission of Liability. The parties acknowledge that this Agreement does not constitute an admission or evidence of liability, culpability, fault, negligence, or responsibility on the part of any of the parties hereto. The parties also agree that this Agreement shall not be interpreted, asserted, or construed as an admission of any wrongful acts or liability by any party hereto.

6. Confidentiality. Each party agrees that it will not directly or indirectly disclose or discuss the existence or terms of this Agreement with any person or entity, with the exception of (i) a disclosure pursuant to a court order or compulsory process, or (ii) disclosure to tax preparers, attorneys, or investors conducting due diligence, so long as such advisors are informed of the requirement to keep this Agreement confidential and agree to be so bound. Spotlight shall have the right to disclose the existence and terms of this Agreement pursuant to its filing obligations with the Securities and Exchange Commission or other regulatory bodies, as determined in Spotlight’s discretion.

7. Integrated Agreement; Severability. This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof. No other prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the parties relating to the subject matter hereof and not embodied in this Agreement shall be of any force or effect. This Agreement shall not be modified except in a writing signed by all parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, unenforceable, or contrary to public policy, whether in whole or in part, the remaining provisions shall not be affected by such holding.

8. Binding Agreement. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, representatives, successors and assigns.

9. Review by Parties and Counsel. The Parties acknowledge and agree that they have carefully read and fully understand the terms, provisions and legal effect of this Agreement, and they are signing it of their own free will, after having consulted independent legal counsel, or having the opportunity to consult with independent legal counsel, with full knowledge of its significance, and solely in reliance on their own knowledge, belief and judgment and that of their legal counsel.

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10. Applicable Law, Jurisdiction and Venue. This Agreement shall in all respects be governed by the laws of the State of Iowa. All actions arising from or relating to this Agreement shall be commenced and prosecuted in either the state or federal court that encompasses and governs Polk County, Iowa.

11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each and every Party hereto and delivered to each and every other Party hereto.

12. Due Authority. By signing below, each party warrants and represents that the person signing this Agreement on its behalf has authority to bind that party and that the party's execution of this Agreement is not in violation of any bylaw, covenants and/or other restrictions placed upon them.

13. Breach of Agreement. If either party breaches any provision of this Agreement binding upon it, the non-breaching and prevailing party shall be entitled to recover from the breaching party all costs and expenses resulting from such breach including, but not limited to, reasonable attorney’s fees.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date set forth above.

SPOTLIGHT INNOVATION INC.	MEMCINE PHARMACEUTICALS, INC.

By:	By:
Cris Grunewald, its CEO		Tony Vanden Bush, its _______________

TONY VANDEN BUSH	University of Iowa Research Foundation

By:
	Print:	Jane Garrity
	Title:	Associate Director of Licensing

CRISTOPHER GRUNEWALD	JOHN KROHN

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EXHIBIT A

UIRF Invoice Summary

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